       =================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



  Chemical Banking Corporation (To Be Renamed The Chase Manhattan Corporation)
             (Exact name of registrant as specified in its charter)



             Delaware                                            13-2624428
------------------------------------------                 ---------------------
(State of incorporation or organization)                    (I.R.S. Employer
                                                             Identification No.)



 270 Park Avenue, New York, New York                                   10017
------------------------------------------                        --------------
(Address of principal executive offices)                             (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. /X/


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box / /

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so                     Name of exchange on which
registered                                       each class is to be
                                                 registered

7-1/2% Subordinated Notes Due 1997               New York Stock Exchange,
                                                 Inc.

7-3/4% Subordinated Notes Due 1999               New York Stock Exchange,
                                                 Inc.

8% Subordinated Notes Due 1999                   New York Stock Exchange,
                                                 Inc.

Floating Rate Notes Due 1999                     New York Stock Exchange,
                                                 Inc.

8.80% Subordinated Notes Due 2000                New York Stock Exchange,
                                                 Inc.

8% Subordinated Notes Due 2002                   New York Stock Exchange,
                                                 Inc.

9.05% Subordinated Notes Due 2002                New York Stock Exchange,
                                                 Inc.

7.50% Subordinated Notes Due 2003                New York Stock Exchange,
                                                 Inc.

Floating Rate Subordinated Notes                 New York Stock Exchange,
Due 2003                                         Inc.

Floating Rate Subordinated Notes                 New York Stock Exchange,
Due August 1, 2003                               Inc.

7-7/8% Subordinated Notes Due 2004               New York Stock Exchange,
                                                 Inc.

8% Subordinated Notes Due 2004                   New York Stock Exchange,
                                                 Inc.

6.50% Subordinated Notes Due 2005                New York Stock Exchange,
                                                 Inc.

8% Subordinated Notes Due 2005                   New York Stock Exchange,
                                                 Inc.

6.25% Subordinated Notes Due 2006                New York Stock Exchange,
                                                 Inc.

6-1/8% Subordinated Notes Due 2008               New York Stock Exchange,
                                                 Inc.

6.75% Subordinated Notes Due 2008                New York Stock Exchange,
                                                 Inc.

6.50% Subordinated Notes Due 2009                New York Stock Exchange,
                                                 Inc.


Securities to be registered pursuant to Section 12(g) of the Act:



--------------------------------------------------------------------------------
                                      None
                                (Title of Class)









================================================================================

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  The titles of the classes of debt securities to be registered hereunder (collectively, the "Notes") are: "7-1/2% Subordinated Notes Due 1997" (the "1997 7-1/2% Notes"), "7-3/4% Subordinated Notes Due 1999" (the "1999
7-3/4% Notes"), "8% Subordinated Notes Due 1999" (the "1999 8% Notes"), "Floating Rate Notes Due 1999" (the "1999 Floating Rate Notes"), "8.80% Subordinated Notes Due 2000" (the "2000 8.80% Notes"), "8% Subordinated Notes Due 2002" (the "2002 8% Notes"), "9.05% Subordinated Notes Due 2002" (the "2002 9.05% Notes"), "7.50% Subordinated Notes Due 2003" (the "2003 7.50% Notes"), "Floating Rate Subordinated Notes Due 2003" (the "2003 Floating Rate Notes"), "Floating Rate Subordinated Notes Due August 1, 2003" (the "August 2003 Floating Rate Notes"), "7-7/8% Subordinated Notes Due 2004" (the "2004 7-7/8% Notes"), "8% Subordinated Notes Due 2004" (the "2004 8% Notes"), "6.50% Subordinated Notes Due 2005" (the "2005 6.50% Notes"), "8% Subordinated Notes Due 2005" (the "2005 8% Notes"), "6.25% Subordinated Notes Due 2006" (the "2006 6.25% Notes"),
"6-1/8% Subordinated Notes Due 2008" (the "2008 6-1/8% Notes"), "6.75%
Subordinated Notes Due 2008" (the "2008 6.75% Notes"), and "6.50% Subordinated Notes Due 2009" (the "2009 6.50% Notes"). All of the Notes were issued under the Amended and Restated Indenture, dated as of September 1, 1993 (the "1993 Indenture"), between The Chase Manhattan Corporation ("Chase") and Chemical Bank, as trustee, except for the 1999 Floating Rate Notes, which were issued under the Indenture, dated as of August 1, 1974 (the "1974 Indenture"), between Chase and Bankers Trust Company, as trustee.

                  Effective March 31, 1996, Chase will merge with and into Chemical Banking Corporation (the "Registrant"). The Registrant will be the surviving corporation in such merger and will continue its corporate existence under Delaware law under the name "The Chase Manhattan Corporation." In connection with such merger and immediately upon effectiveness thereof, (i) the Registrant will assume all the obligations of Chase under the 1974 Indenture pursuant to (A) the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between the Registrant and Chase and (B) the First Supplemental Indenture, dated as of March 29, 1996, among the Registrant, Chase and Bankers Trust Company and (ii) the Registrant will assume all the obligations of Chase under the 1993 Indenture, and First Trust of New York (National Association) will become successor trustee thereunder, pursuant to (A) the Merger Agreement and (B) the First Supplemental Indenture, dated as of March 29, 1996, among the Registrant, Chase, Chemical Bank and First Trust of New York (National Association), as successor trustee.

                  A description of the 1997 7-1/2% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated October 29, 1992 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated November 13, 1992 supplementing such Prospectus and relating to the 1997 7-1/2% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) under the Securities Act of 1933, as amended ("Rule 424(b)"), and such description contained therein is incorporated herein by reference.

                  A description of the 1999 7-3/4% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated October 29, 1992 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated October 29, 1992 supplementing such Prospectus and relating to the 1999 7-3/4% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 1999 8% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated May 1, 1992 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated June 17, 1992 supplementing such Prospectus and relating to the 1999 8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 1999 Floating Rate Notes is set forth in on the cover page and under the captions "Description of Floating Interest Rate" and "Description of Notes" in the Prospectus of Chase dated August 2, 1974 relating to the 1999 Floating Rate Notes. Such Prospectus was filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                    A description of the 2000 8.80% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated November 23, 1994 relating to Chase's debt securities and certain other securities and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated January 17, 1995 supplementing such Prospectus and relating to the 2000 8.80% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2002 8% Notes is set forth on the cover page and under the captions "Description of Debt

Securities" and "The Subordinated Securities" in the Prospectus of Chase dated November 23, 1994 relating to Chase's debt securities and certain other securities and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated April 19, 1995 supplementing such Prospectus and relating to the 2002 8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2002 9.05% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated November 23, 1994 relating to Chase's debt securities and certain other securities and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated January 26, 1995 supplementing such Prospectus and relating to the 2002 9.05% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2003 7.50% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated October 29, 1992 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated January 26, 1993 supplementing such Prospectus and relating to the 2003 7.50% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2003 Floating Rate Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated July 8, 1993 supplementing such Prospectus and relating to the 2003 Floating Rate Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the August 2003 Floating Rate Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated July 29, 1993 supplementing such Prospectus and relating to the August 2003 Floating Rate Notes. Such Prospectus and Prospectus

Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2004 7-7/8% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated August 3, 1994 supplementing such Prospectus and relating to the 2004 7- 7/8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2004 8% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated May 18, 1994 supplementing such Prospectus and relating to the 2004 8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2005 6.50% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated July 20, 1993 supplementing such Prospectus and relating to the 2005 6.50% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2005 8% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated November 23, 1994 relating to Chase's debt securities and certain other securities and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated May 4, 1995 supplementing such Prospectus and relating to the 2005 8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2006 6.25% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated November 23, 1994 relating to Chase's debt securities and certain other securities and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated January 16, 1996 supplementing such Prospectus and relating to the 2006 6.25% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2008 6-1/8% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated October 8, 1993 supplementing such Prospectus and relating to the 2008 6- 1/8% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2008 6.75% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated August 10, 1993 supplementing such Prospectus and relating to the 2008 6.75% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.

                  A description of the 2009 6.50% Notes is set forth on the cover page and under the captions "Description of Debt Securities" and "The Subordinated Securities" in the Prospectus of Chase dated March 2, 1993 relating to Chase's debt securities and warrants and on the cover page and under the caption "Description of Notes" in the Prospectus Supplement dated January 20, 1994 supplementing such Prospectus and relating to the 2009 6.50% Notes. Such Prospectus and Prospectus Supplement were filed by Chase with the SEC pursuant to Rule 424(b), and such description contained therein is incorporated herein by reference.




ITEM 2.   EXHIBITS.

         1        Forms of global and definitive 7-1/2% Subordinated
                  Notes Due 1997 (incorporated by reference to Exhibits
                  (4)(y), (4)(z) and (4)(aa), respectively, of the


                  Current Report on Form 8-K dated November 13, 1992 of The
                  Chase Manhattan Corporation).

         2        Forms of global and definitive 7-3/4% Subordinated Notes Due
                  1999 (incorporated by reference to Exhibits (4)(v), (4)(w) and
                  (4)(x), respectively, of the Current Report on Form 8-K dated
                  October 29, 1992 of The Chase Manhattan Corporation).

         3        Forms of global and definitive 8% Subordinated Notes Due 1999
                  (incorporated by reference to Exhibits (4)(s) and (4)(t), respectively, of the Current Report on Form 8-K dated June 17,
                  1992 of The Chase Manhattan
                  Corporation).

         4        Form of definitive Floating Rate Notes Due 1999
                  (included in Exhibit 19)

         5        Forms of global and definitive 8.80% Subordinated Notes Due
                  2000 (incorporated by reference to Exhibits 4.30 and 4.31, respectively, of the Current Report on Form 8-K dated January
                  17, 1995 of The Chase Manhattan
                  Corporation).

         6        Forms of global and definitive 8% Subordinated Notes Due 2002
                  (incorporated by reference to Exhibits 4.34 and 4.35, respectively, of the Current Report on Form 8-K dated April
                  19, 1995 of The Chase Manhattan
                  Corporation).

         7        Forms of global and definitive 9.05% Subordinated Notes Due
                  2002 (incorporated by reference to Exhibits 4.32 and 4.33, respectively, of the Current Report on Form 8-K dated January
                  26, 1995 of The Chase Manhattan
                  Corporation).

         8        Forms of global and definitive 7.50% Subordinated Notes Due
                  2003 (incorporated by reference to Exhibits (4)(bb) and (4)(cc), respectively, of the Current Report on Form 8-K dated
                  January 26, 1993 of The Chase Manhattan
                  Corporation).

         9        Forms of global and definitive Floating Rate Subordinated
                  Notes Due 2003 (incorporated by reference to Exhibits (4)(u) and (4)(v), respectively, of the Current Report on Form 8-K dated July 8, 1993 of The Chase Manhattan Corporation).

         10       Forms of global and definitive Floating Rate Subordinated
                  Notes Due August 1, 2003 (incorporated by reference to
                  Exhibits (4)(y) and (4)(z), respectively, of the Current
                  Report on Form 8-K dated July 29, 1993 of The Chase Manhattan
                  Corporation).

         11       Forms of global and definitive 7-7/8% Subordinated Notes Due
                  2004 (incorporated by reference to Exhibits (4)(mm) and (4)(nn), respectively, of the Current Report on Form 8-K dated
                  August 3, 1994 of The Chase Manhattan Corporation).

         12       Forms of global and definitive 8% Subordinated Notes Due 2004
                  (incorporated by reference to Exhibits (4)(kk) and (4)(ll), respectively, of the Current Report on Form 8-K dated May 18,
                  1994 of The Chase Manhattan
                  Corporation).

         13       Forms of global and definitive 6.50% Subordinated Notes Due
                  2005 (incorporated by reference to Exhibits (4)(w) and (4)(x) of the Current Report on Form 8-K dated July 20, 1993 of The
                  Chase Manhattan Corporation).

         14       Forms of global and definitive 8% Subordinated Notes Due 2005
                  (incorporated by reference to Exhibits 4.48 and 4.49, respectively, of the Current Report on Form 8-K dated May 4,
                  1995 of The Chase Manhattan
                  Corporation).

         15       Forms of global and definitive 6.25% Subordinated Notes Due
                  2006 (incorporated by reference to Exhibits 4.50 and 4.51, respectively, of the Current Report on Form 8-K dated January
                  16, 1996 of The Chase Manhattan
                  Corporation).

         16       Forms of global and definitive 6-1/8% Subordinated Notes Due
                  2008 (incorporated by reference to Exhibits (4)(gg) and (4)(hh), respectively, of the Current Report on Form 8-K dated
                  October 8, 1993 of The Chase Manhattan Corporation).

         17       Forms of global and definitive 6.75% Subordinated Notes Due
                  2008 (incorporated by reference to Exhibits (4)(aa) and (4)(bb), respectively, of the Current Report on Form 8-K dated
                  August 10, 1993 of The Chase Manhattan
                  Corporation).

         18       Forms of global and definitive 6.50% Subordinated Notes Due
                  2009 (incorporated by reference to Exhibits (4)(ii) and (4)(jj), respectively, of the Current Report on Form 8-K dated
                  January 20, 1994 of The Chase Manhattan
                  Corporation).

         19 Amended and Restated Indenture, dated as of September 1, 1993, between The Chase Manhattan Corporation and Chemical Bank, as trustee (incorporated by reference to Exhibit 4(cc) of the Current Report on Form 8-K dated August 19, 1993 of The Chase
                  Manhattan Corporation).

         20       Indenture, dated as of August 1, 1974, between The
                  Chase Manhattan Corporation and Bankers Trust Company, as trustee (incorporated by reference to Exhibit 2(b) of Amendment No. 1 to the Registration Statement on
                  Form S-7 of The Chase Manhattan Corporation, dated July
                  30, 1974 (File No. 2-51538).

         21       Agreement and Plan of Merger, dated as of August 27,
                  1995, between Chemical Banking Corporation and The
                  Chase Manhattan Corporation (incorporated by reference to Annex I to the Proxy Statement/Prospectus referenced as Exhibit 2.1 to the Registration Statement on Form S-
                  4 dated October 31, 1995 (Registration No. 33-63833) of
                  Chemical Banking Corporation).

         22       Form of First Supplemental Indenture, dated as of
                  March 29, 1996, among Chemical Banking Corporation, The
                  Chase Manhattan Corporation, Chemical Bank, as trustee, and
                  First Trust of New York (National Association), as successor trustee.

         23       Form of First Supplemental Indenture, dated as of March 29,
                  1996, among Chemical Banking Corporation, The Chase
                  Manhattan Corporation and Bankers Trust Company, as trustee.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                CHEMICAL BANKING CORPORATION
                                                  (To Be Renamed The Chase
                                                   Manhattan Corporation)


DATED:  March 18, 1996                            By:  /s/  JOHN B. WYNNE
                                                      --------------------------
                                                      Name:  John B. Wynne
                                                      Title: Secretary

                                  EXHIBIT INDEX


Exhibit No.                         Description                         Page No.
         1                 Forms of  global and definitive 7-
                           1/2% Subordinated Notes Due 1997
                           (incorporated by reference to
                           Exhibits (4)(y), (4)(z) and
                           (4)(aa), respectively, of the
                           Current Report on Form 8-K dated
                           November 13, 1992 of The Chase
                           Manhattan Corporation).

         2                 Forms of global and definitive 7-
                           3/4% Subordinated Notes Due 1999
                           (incorporated by reference to
                           Exhibits (4)(v), (4)(w) and (4)(x),
                           respectively, of the Current Report
                           on Form 8-K dated October 29, 1992
                           of The Chase Manhattan
                           Corporation).

         3                 Forms of global and definitive 8%
                           Subordinated Notes Due 1999
                           (incorporated by reference to
                           Exhibits (4)(s) and (4)(t),
                           respectively, of the Current Report
                           on Form 8-K dated June 17, 1992 of
                           The Chase Manhattan Corporation).

         4                 Form of definitive Floating Rate
                           Notes Due 1999 (included in Exhibit
                           19).

         5                 Forms of global and definitive
                           8.80% Subordinated Notes Due 2000
                           (incorporated by reference to
                           Exhibits 4.30 and 4.31,
                           respectively, of the Current Report
                           on Form 8-K dated January 17, 1995
                           of The Chase Manhattan
                           Corporation).

         6                 Forms of global and definitive 8%
                           Subordinated Notes Due 2002
                           (incorporated by reference to
                           Exhibits 4.34 and 4.35,
                           respectively, of the Current Report
                           on Form 8-K dated April 19, 1995 of
                           The Chase Manhattan Corporation).

         7                 Forms of global and definitive
                           9.05% Subordinated Notes Due 2002


                           (incorporated by reference to
                           Exhibits 4.32 and 4.33,
                           respectively, of the Current Report
                           on Form 8-K dated January 26, 1995
                           of The Chase Manhattan
                           Corporation).

         8                 Forms of global and definitive
                           7.50% Subordinated Notes Due 2003
                           (incorporated by reference to
                           Exhibits (4)(bb) and (4)(cc),
                           respectively, of the Current Report
                           on Form 8-K dated January 26, 1993
                           of The Chase Manhattan
                           Corporation).

         9                 Forms of global and definitive
                           Floating Rate Subordinated Notes
                           Due 2003 (incorporated by reference
                           to Exhibits (4)(u) and (4)(v),
                           respectively, of the Current Report
                           on Form 8-K dated July 8, 1993 of
                           The Chase Manhattan Corporation).

         10                Forms of global and definitive
                           Floating Rate Subordinated Notes
                           Due August 1, 2003 (incorporated by
                           reference to Exhibits (4)(y) and
                           (4)(z), respectively, of the
                           Current Report on Form 8-K dated
                           July 29, 1993 of The Chase
                           Manhattan Corporation).

         11                Forms of global and definitive 7-
                           7/8% Subordinated Notes Due 2004
                           (incorporated by reference to
                           Exhibits (4)(mm) and (4)(nn),
                           respectively, of the Current Report
                           on Form 8-K dated August 3, 1994 of
                           The Chase Manhattan Corporation).

         12                Forms of global and definitive 8%
                           Subordinated Notes Due 2004
                           (incorporated by reference to
                           Exhibits (4)(kk) and (4)(ll),
                           respectively, of the Current Report
                           on Form 8-K dated May 18, 1994 of
                           The Chase Manhattan Corporation).

         13                Forms of global and definitive
                           6.50% Subordinated Notes Due 2005
                           (incorporated by reference to
                           Exhibits (4)(w) and (4)(x),
                           respectively, of the Current Report

                           on Form 8-K dated July 20, 1993 of
                           The Chase Manhattan Corporation).

         14                Forms of global and definitive 8%
                           Subordinated Notes Due 2005
                           (incorporated by reference to
                           Exhibits 4.48 and 4.49,
                           respectively, of the Current Report
                           on Form 8-K dated May 4, 1995 of
                           The Chase Manhattan Corporation).

         15                Forms of global and definitive
                           6.25% Subordinated Notes Due 2006
                           (incorporated by reference to
                           Exhibits 4.50 and 4.51,
                           respectively, of the Current Report
                           on Form 8-K dated January 16, 1996
                           of The Chase Manhattan
                           Corporation).

         16                Forms of global and definitive 6-
                           1/8% Subordinated Notes Due 2008
                           (incorporated by reference to
                           Exhibits (4)(gg) and (4)(hh),
                           respectively, of the Current Report
                           on Form 8-K dated October 8, 1993
                           of The Chase Manhattan
                           Corporation).

         17                Forms of global and definitive
                           6.75% Subordinated Notes Due 2008
                           (incorporated by reference to
                           Exhibits (4)(aa) and (4)(bb),
                           respectively, of the Current Report
                           on Form 8-K dated August 10, 1993
                           of The Chase Manhattan
                           Corporation).

         18                Forms of global and definitive 6.50%
                           Subordinated Notes Due 2009 (incorporated by reference to Exhibits (4)(ii) and (4)(jj), respectively, of the Current Report on Form
                           8-K dated January 20, 1994 of The Chase
                           Manhattan Corporation).

         19                Amended and Restated Indenture, dated as of
                           September 1, 1993, between The Chase
                           Manhattan Corporation and Chemical Banking
                           Corporation, as Trustee, relating to all but
                           the Floating Rate Notes Due 1999
                           (incorporated by reference to Exhibit 4(cc)
                           of the Current Report on Form 8-K dated
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                                     - 12 -

                           August 19, 1993 of The Chase Manhattan
                           Corporation).

         20                Indenture, dated as of August 1, 1974,
                           between The Chase Manhattan Corporation and
                           Bankers Trust Company, as Trustee, relating to the Floating Rate Notes Due 1999
                           (incorporated by reference to Exhibit 2(b) of Amendment No. 1 to the Registration Statement on Form S-7 of The Chase Manhattan
                           Corporation, dated July 30, 1974 (File No. 2-
                           51538).

         21                Agreement and Plan of Merger, dated
                           as of August 27, 1995, between
                           Chemical Banking Corporation and
                           The Chase Manhattan Corporation
                           (incorporated by reference to Annex
                           I to the Proxy Statement/Prospectus
                           referenced as Exhibit 2.1 to the
                           Registration Statement on Form S-4
                           dated October 31, 1995
                           (Registration No. 33-63833) of
                           Chemical Banking Corporation.

         22                Form of First Supplemental Indenture, dated as of
                           March 29, 1996, among Chemical Banking
                           Corporation, The Chase Manhattan Corporation,
                           Chemical Bank, as trustee, and First Trust of New York (National Association), as successor trustee.

         23 Form of First Supplemental Indenture, dated as of March 29, 1996, among Chemical
                           Banking Corporation, The Chase Manhattan
                           Corporation and Bankers Trust Company,
                           as trustee.

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